EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRIME MEDICAL ANNOUNCES FIRST QUARTER RESULTS

Exceeds Expectations on Strong Urology Performance

AUSTIN, TX, April 27, 2004 — Prime Medical Services, Inc. (NASDAQ: PMSI), today announced its financial results for the first quarter ended March 31, 2004. See attached tables.

Prime´s President & CEO, Brad A. Hummel, commented, “Operating results for the first quarter of 2004 exceeded our expectations due to a solid performance from both our urology and specialty vehicle manufacturing units. Total revenue for the first quarter of 2004 was $40.2 million, compared with $40.9 million in the same quarter a year ago. Under generally accepted accounting principles (GAAP), net income attributable to common stockholders for the first quarter of 2004 was $1.2 million, resulting in GAAP diluted earnings per share for the quarter of $0.06. This compares to net income attributable to common stockholders of $1.8 million or GAAP diluted earnings per share of $0.11 for the first quarter of 2003. The 2004 GAAP net income includes non-cash expense reductions related to FAS 150 applications for mandatory redeemable obligations, resulting in pro forma net income of $0.05 per common share. These results are set forth in the reconciliation of GAAP to non-GAAP financial measures table attached. The weighted average shares outstanding grew to 18.9 million, reflecting shares issued during the quarter for the acquisition of Medstone International, Inc.

“With procedure volume following seasonal norms, first quarter results in our lithotripsy unit were in line with expectations. Prior period comparisons continue to be impacted by partnership re-engineering activity concluded during 2003, primarily evidenced by a 34% increase in minority interest expense on organic lithotripsy revenue. Revenues per procedure continue to be quite stable, averaging $2,062 in partnership driven cases and $1,986 overall, consistent with an anticipated case mix shift resulting from the Medstone acquisition.

“We continued to focus on strengthening our balance sheet during the quarter. As previously announced, we reduced borrowings against our $50 million senior credit facility to zero. Additionally, net debt declined to $97.9 million and net working capital increased to $37.7 million at March 31, 2004”.

MANUFACTURING SEGMENT

   2004 Segment Review ($000‘s)

Q-1
Units Delivered
Medical	26
Command/Homeland Security	20
Broadcast	32

78

Revenue	$23,757
Adjusted EBITDA	$1,730

Mr. Hummel continued, “Deliveries during the first quarter for the manufacturing group were in line with plan.

“Our medical group delivered 26 units during the quarter, compared to 30 in the same period last year, indicative of the continued weak demand for mobile imaging product experienced throughout 2003. Customer breadth, however, was quite good during the quarter, as we delivered units to 21 customers and loaded units for each of our OEM strategic partners.

“Broadcast unit contribution in the quarter was $680,000 on sales of $7.2 million. Unit sales price strengthened sequentially as product shifted to larger units and our pricing environment stabilized. Broadcast backlog stands at $12.4 million, up from $7.3 million a year ago.

“We continue to see growth in the demand for Homeland Security and Command & Control related products. First quarter deliveries totaled 20 units, slightly below plan as we experienced delays in chassis supply. However, backlog for the Command unit stood at $12.8 million at March 31, and both proposal and order writing remains brisk. Total backlog for our manufacturing group grew to $32.4 million at quarter-end, a 10% increase from the prior quarter and up 58% from the same period a year ago”.

UROLOGY SEGMENT

2004 Segment Review ($000‘s)

Q-1
Procedures	7,249
Clicks	2,547
Revenue	$16,219
EBITDA	9,257
Minority Interest	4,891
Adjusted EBITDA	$4,366

Mr. Hummel continued, “The completion of our acquisition of Medstone highlighted our first quarter urology operations. Concluded on February 20, 2004, Prime enjoyed approximately five weeks of contribution from Medstone. Fee for service procedures totaled 748 and licensing applications, or “clicks” totaled 2,547.

“Integration at the operations level has proceeded exceptionally well. To date, scheduling, receivables management, Human Resources, sales and accounting have been departmentally integrated. We are continuing our documentation of the manufacturing product line and evaluation of sales and distributions alternatives.

“Contribution from Prime´s existing lithotripsy partnership structure exceeded our first quarter forecast, reflecting we believe, the benefits of our re-engineering activities. We continued, as well, our efforts to expand our urology platform and improve our delivery system. During the quarter we added three GreenLight PVP lasers and three Holmium laser packages to Prime partnerships, enhancing our partners´ access to kidney stone therapy and an exciting new technology to treat prostate disease.”

FINANCIAL GUIDANCE

John Q. Barnidge, Prime´s CFO, added, “As we look beyond the integration of Medstone, we intend to continue our efforts to strengthen our balance sheet, lower our weighted average cost of capital and improve business unit operating margins. To that end, we will initiate a reorganization of our Manufacturing division later this quarter, which will rationalize plant capacity acquired through acquisitions, streamline production and optimize synergies available through labor redundancies, purchasing and materials management.

“Notwithstanding the uncertainties underlying the current market for diagnostic imaging devices and the lack of a historical perspective with respect to the scope and length of the sales cycle for Homeland Security related-vehicles, we are encouraged by the growth prospects in our Manufacturing division. The strength of our backlog, a stable lithotripsy environment and the initial success of our integration of Medstone adds to our confidence in our ability to execute our strategic plan. Accordingly, we are maintaining our earlier guidance with respect to fiscal year 2004, which includes revenue of approximately $188 million ($110 million from manufacturing and $78 million from lithotripsy), EBITDA (net of minority interest expense) of approximately $32 million, and EPS of $0.46 - $0.47 per share”.

Conference Call and Webcast

Management of Prime Medical Services will host a conference call the morning of Wednesday, April 28, 2004 at 10:30 a.m. EST. To participate in the live call, please dial 800-915-4836 (973-317-5319 for international callers) - please call in 10 minutes before the call is scheduled to begin, and ask for the Prime Medical call. A telephone replay will be available for one week by dialing (800) 428-6051 in the U.S. and (973) 709-2089 for international callers. The access number is 347139. The conference call will also be broadcast live over the Internet via the Investor Relations section of the Company´s web site at www.primemedical.com. To listen to the live webcast, go to the web site at least 10 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company´s web site.

About Prime Medical Services

Prime is an industry leader in providing healthcare services to the urology community and is a market leader in the design and manufacturing of specialty vehicles for use in the medical and broadcast & communications industries.

Urology Services and Products. Prime is the country’s leading provider of lithotripsy, a non-invasive therapy for kidney stone disease, operating a fleet of 112 lithotripsy systems in mobile and fixed based configurations throughout the United States. As a result of its February 2004 Medstone acquisition, Prime now offers a line of state-of-the-art urological medical devices including lithotripters, fixed and mobile treatment tables and radiology equipment. Through 43 partnerships organized around local urologists, the Company provides the personnel and operating infrastructure required to deliver lithotripsy treatments to hospitals and other healthcare settings. Services include scheduling, logistics, receivables management, contracting, personnel management, training, quality assurance, outcomes management and regulatory compliance.

Manufacturing.     Prime is a global leader in the design, engineering and construction of specialty vehicles for the transport of high technology medical and broadcast & communications equipment. Working with original equipment manufacturers, Prime oversees the integration of a broad range of devices, including diagnostic imaging equipment and therapeutic medical devices, as well as satellite and microwave transmission equipment. The Company has recently expanded its products to include mobile command and control facilities, and other law enforcement, military and Homeland Security related vehicles.

For more information, visit Prime’s website at: www.primemedical.com

Statements in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Prime believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from Prime´s expectations include, among others, the existence of demand for and acceptance of Prime´s services, the availability of appropriate candidates for acquisition by Prime, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in Prime´s periodic filings with the Securities and Exchange Commission.

CONTACT: Prime Medical Services, Inc. Brad A. Hummel, President & CEO John Q. Barnidge, Senior Vice President & CFO (512) 314-4554 www.primemedical.com	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc. Loren G. Mortman (212) 836-9604, LMortman@equityny.com Lauren Barbera (212) 836-9610, LBarbera@equityny.com www.theequitygroup.com

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PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

PRO FORMA VS. GAAP RESULTS

(Unaudited)

GAAP RESULTS
	Three Months Ended March 31,
($ in thousands, except per share data)	2004	2003
Revenue:
Lithotripsy	$16,219	$14,994
Manufacturing	23,757	25,595
Other	237	263

Total revenue	40,213	40,852

Cost of services and general and
administrative expenses:
Lithotripsy	6,997	6,432
Manufacturing	21,704	23,048
Corporate	976	645

	29,677	30,125
Depreciation and amortization	1,620	1,820

	31,297	31,945

Operating income	8,916	8,907
Other income (expenses):
Interest and dividends	88	106
Interest expense	(2,289)	(2,096)
Other, net	40	(75)

	(2,161)	(2,065)

Income before provision for income
taxes and minority interests	6,755	6,842
Minority interest in consolidated income	4,891	4,009
Provision for income taxes	683	1,006

Net income	$1,181	$1,827

Diluted earnings per share:
Net income	$0.06	$0.11

Weighted average shares outstanding	18,873	17,223

PRO FORMA RESULTS
Net income, as reported	$1,181	$1,827
Expense reductions (additions) pursuant
to application of FAS 150	204	--

Net income, pro forma	$977	$1,827

Diluted earnings per share:
Net income, pro forma	$0.05	$0.11

Weighted average shares outstanding	18,873	17,223

Prime Medical Services, Inc.

Pro Forma Supplemental Financial Information

For the Three Months Ended March 31, 2004

Unaudited

In thousands, except per share data

	1st Quarter
	2004(a)	2003
Summary of Results from Operations
Revenues	$40,213	$40,852
EBITDA(b)	$10,342	$10,758
Adjusted EBITDA(b)	$5,451	$6,749
Net Income	$977	$1,827
EPS	$0.05	$0.11
Number of Shares	18,873	17,223
Segment Information
Revenues:
Urology	$16,219	$14,994
Manufacturing	$23,757	$25,595
Adjusted EBITDA:
Urology	$4,366	$4,486
Manufacturing	$1,730	$2,549
Capital Expenditures:
Consolidated	$3,268	$2,281
Urology, net to Prime	$670	$505
Manufacturing, net to Prime	$877	$380
Corporate	$132	$458
Other Information:
Net Draws (Payments) on Line of Credit	$(3,000)	$4,000
Net Debt	$97,897	$105,293
Days Sales Outstanding	33.4	33.1
(a)	Excludes FAS 150 expense reduction: EBITDA - $322; Adjusted EBITDA - $322
(b)	See accompanying reconciliation of EBITDA and Adjusted EBITDA

Prime Medical Services, Inc.

Reconciliation of EBITDA and Adjusted EBITDA

For the Three Months Ended March 31, 2004

Unaudited

(000's)

	1st Quarter
	2004	2003
Net Income as Reported	$1,181	$1,827
Add Back(deduct):
Provision (benefit) for Income Taxes	683	1,006
Interest Expense, Including Loan Fees	2,289	2,096
Depreciation & Amortization	1,620	1,820
FAS 150 expense reduction	(322)	--

Adjusted EBITDA	5,451	6,749
Add Back:
Minority Interest Expense	4,891	4,009

EBITDA	$10,342	$10,758

PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in thousands)	March 31, 2004	December 31, 2003
ASSETS
Total current assets	$77,792	$69,110
Property and equipment, net	28,087	23,956
Other assets	195,051	186,902

	$300,930	$279,968

LIABILITIES
Total current liabilities	$40,124	$35,266
Long-term debt, net of current portion	108,111	111,728
Other long-term liabilities	20,237	19,286

Total liabilities	168,472	166,280
Minority interest	6,991	7,077
Total stockholders' equity	125,467	106,611

	$300,930	$279,968